                                                                   EXHIBIT 10.16

                              CONSULTING AGREEMENT


         This Consulting Agreement (this "Agreement") is made and entered into as of February 1, 2000 (the "Effective Date"), between ObjectSpace, Inc., a Delaware corporation (the "Company"), and Graham Glass, an individual residing in the State of Texas (the "Consultant").

                                   BACKGROUND:

         A. The Consultant is the former Chief Technology Officer of the Company, and has extensive knowledge of the business, operations and affairs of the Company.

         B. The Company desires to obtain the services of the Consultant and the Consultant is willing to furnish his personal services upon the terms and conditions set forth in this agreement.

                                   AGREEMENTS:

         In consideration of the mutual promises set forth in this Agreement, the parties agree as follows:

         1. CONSULTING SERVICES. The Company agrees to retain the Consultant as an independent contractor and not as an employee of the Company in an advisory and consultative capacity during the term of this Agreement (the "Consulting Period"). During the Consulting Period, the Consultant will consult with the Company and use his efforts to assist the Company by performing such tasks as designated by the Company's President, from time to time. The parties anticipate that these tasks will be similar to those tasks Consultant performed while employed by the Company. Consultant acknowledges that he will be provided with updated confidential and proprietary information and trade secrets of the Company during the course of his performing his services as a Consultant and after the execution of this Agreement.

         The obligation of the Consultant to perform services for the Company will not preclude the Consultant from engaging in any business, employment or occupation not expressly prohibited by SECTION 7 below, and the Company will schedule the Consultant's performance of his obligations under this Agreement to accommodate such other business, employment or occupation. The Consultant agrees not to enter into contracts on behalf of the Company, or bind the Company to future commitments without the written approval of the President of the Company.

         2. CONSULTING PERIOD. The Consulting Period will begin on the Effective Date and will terminate on January 31, 2001 (the "Expiration Date"), unless otherwise extended or terminated pursuant to the terms of this Agreement.

         3. COMPENSATION. As compensation for services rendered to the Company, the Company agrees to pay to the Consultant a retainer of 14,583.33 per month, payable on the fifteenth and last business day of each month during the term (the "Consulting Payment").

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                                                                   EXHIBIT 10.16

         4. PRIMARY LOCATION OF CONSULTANT'S PERFORMANCE; OFFICE. The parties contemplate that the Consultant's performance hereunder will require the Consultant's presence primarily in Dallas, Texas.

         6. EXPENSES. The Company agrees to pay or reimburse the Consultant for reasonable expenses incurred or paid by the Consultant, upon presentation of expense statements or vouchers and such other information as the Company may reasonably require; PROVIDED that such expenses have been approved, orally or in writing and in advance, by the Company.

         7. INVENTIONS. The Consultant agrees to disclose promptly, completely and in writing to the Company any invention, discovery, process, design, diagram, method, apparatus or improvement, whether patentable or not, whether implemented or not, which the Consultant develops or discovers individually or with others during the performance of his services for the Company, or using or influenced by the Company's time, data, facilities or materials ("Inventions"). The Consultant agrees that all Inventions are the Company's exclusive property, whether or not patent applications are filed on them.

         The Consultant agrees to assist the Company at any time, during or after the Consulting Period, at the Company's expense (including payment for the Consultant's time at the rate set forth in Section 3 above), in the preparation, execution and delivery of any disclosures, patent applications or papers required to obtain patents for Inventions, and in connection with any other proceedings that may be necessary to enforce the Company's rights in Inventions against others or to vest title to them in the Company.

         The Company and the Consultant acknowledge and agree that any invention, discovery, process, design, diagram, method, apparatus or improvement, whether patentable or not, whether implemented or not, that is developed or discovered by the Consultant independent of the Company, its agents and employees, and its time, data, facilities or materials, are expressly excluded from the definition of Inventions, and will be the exclusive property of the Consultant ("Consultant's Property").

         The Company agrees to document in writing each topic discussed with the Consultant, and Consultant agrees that such document will be conclusive evidence of the Company's rights in any Inventions relating to or developed from those discussions or topics.

         8. COPYRIGHTS. The Consultant agrees that the Company will be the copyright proprietor in all copyrightable works created or developed by the Consultant individually or with other pursuant to the Consulting Services.

         The Consultant further agrees, if so requested and at no further expense to the Company, to execute in writing any acknowledgements or assignment of copyright ownership of works within this Agreement as may be necessary for the preservation of the worldwide proprietorship in the Company of such copyrights.

                                                                   EXHIBIT 10.16

         9. PROTECTION OF THE COMPANY'S INTEREST.

                  (a) Non-Compete. During the Consulting Period, the Consultant agrees that he will not own or have any interest in, or act as a manager, officer, director, executive, consultant, agent or representative of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, limited liability company, or other entity that (i) manufactures, distribute or sells products in competition with the Company's Products (as hereinafter defined), anywhere within North America, or (ii) solicit business in competition with the Company from (y) any of the Company's customers who transacted business with the Company during the one year period prior to the Effective Date with whom the Consultant or his direct reports had contact while Consultant was employed by the Company, or (z) any of the Company's potential customers with whom the Consultant or his direct reports had contact while Consultant was employed by the Company. As used herein, "Company's Products" means the same or similar products or services as the Company currently provides, including, but not limited to a line of "middleware" products known as "Voyager" and object-oriented consulting and training services. The Consultant acknowledges and agrees that the Company sells the Company's Products throughout North America and , therefore, the geographic scope of the restriction contained herein is both reasonable and necessary under the circumstances.

                  (b) Non-Solicitation. During the Consulting Period and for a one year period thereafter, the Consultant will not directly or indirectly, whether for himself or any other person or entity, employ, hire, solicit or try to entice away any person who (i) was an employee or independent contractor of the Company during Consultant's prior employment with the Company, or (ii) was employed by any of the Company's customers and with whom the Consultant or his direct reports had contact while Consultant was employed by the Company.

                  (c) Confidential Information. The Consultant acknowledges that the Company's trade secretes, proprietary information and know-how are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of the Consulting Services hereunder. The Consultant agrees to keep confidential, except as the President of the Company may otherwise consent in writing, and not to disclose, or may any use of except for the benefit of the Company, at any time either during or after the Consulting Period, any trade secrets, proprietary information or know-how of the Company, including, but not limited to, that which relates to the Company or the Company's research, services, development, processes, designs, formulas, test data, purchasing, accounting, customer lists, business plans, marketing plans and strategies, pricing strategies, internal operating procedures, written materials provided to third parties by agreement, implementation techniques of the Company's programs, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates that the Consultant may produce, obtain or otherwise acquire during the Consulting Period, except as provided herein. The Consultant further agrees not to deliver or allow to be delivered trade secrets, proprietary information or know-

                                                                   EXHIBIT 10.16

         how to third parties without the consent of an authorized representative of the President of the Company.

         10. INJUNCTIVE RELIEF. In the event of a breach or threatened breach by the Consultant of the provisions of SECTION 9 of this Agreement, the Consultant acknowledges and agrees that such a breach or threatened breach will cause irreparable injury to the Company for which an adequate remedy is not available at law. Therefore, the parties hereto agree that the Company shall be entitled, without the posting of any bond, to an injunction restraining the Consultant, in whole or in part, from such breach or threatened breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach at law or in equity, including the recovery of damages from the Consultant. The Consultant acknowledges that the possible restrictions on his activities which may occur as a result of the performance of his obligations under SECTION 9 of this Agreement are reasonably required for the protection of the Company and its investments.

         11. EMPLOYMENT AGREEMENT. The Consultant acknowledges and agrees that the terms and conditions of this Agreement do not modify or amend the continuing obligations of the Consultant under that certain Employment Agreement dated as of December 30, 1998, between the Company and the Consultant.

         12. PAYMENT DEFAULT; INTEREST. Any past due consulting compensation shall accrue interest beginning thirty days after such payment becomes past due at a rate equal to one and one-half percent of such past due amount per month. Interest shall be calculated on the basis of 30-day months and a 360-day year. In the event the Company fails to pay the consulting fee within 30 days after such fee is due, Consultant may declare to be due all consulting fees payable during the remainder of the Consulting Period.

         13. MISCELLANEOUS.

                  (a) NOTICES. All notices, requests or other communications with respect to this Agreement must be in writing and personally delivered or mailed, postage prepaid, certified or registered mail, or delivered by a nationally recognized express courier service, charges prepaid, to the following addresses (or such other addresses as the parties may specify from time to time in accordance with this Section):

                  Company: ObjectSpace, Inc.
                           14850 Quorum Drive, Suite 500
                           Dallas, Texas 75240
                           Attention: David Norris
                           Fax No: (972) 715-9000

               Consultant: Graham Glass


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                                                                   EXHIBIT 10.16

         Any such notice will, when sent in accordance with the preceding sentence, be deemed to have been given and received (i) on the day personally delivered, (ii) on the third day following the date mailed, or (iii) on the first business day following shipment by such courier service.

                  (b) ENTIRE AGREEMENT. This Agreement supersedes any and all other agreements between the Company or any affiliate of the Company and the Consultant regarding the Consultant's services and contains all of the covenants and agreements between such parties with respect to such matters. Any modification of this Agreement will be effective only if it is in writing signed by each of the parties hereto.

                  (c) WAIVER. The waiver by the Company of a breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach by the Consultant. The waiver by the Consultant of a breach of any provisions of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

                  (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws.

                  (e) SEVERABILITY. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions will nevertheless be binding, enforceable and in full force and effect. Furthermore, in lieu of such unenforceable or invalid provision there will be added automatically as a part of this Agreement a provision as similar in terms to such provision as may be possible and be legal, valid and enforceable.

                  (f) ASSIGNABILITY. The Consultant may not, without the prior written consent of the Company, assign, transfer, or convey this Agreement or any interest herein. This Agreement and all rights and obligations of the Company are binding upon and inure to the benefit of its successors and assigns.

                  (g) ATTORNEY'S FEES. In the event that one of the parties brings suit against the other party based upon or arising out of a breach of this Agreement, the parties agree that the party who is successful on the merits, upon final adjudication from which no further appeal can be taken or is taken within the time allowed by law, will be entitled to recover his or its reasonable attorney's fees and expenses from the party that is not successful.

                                                                   EXHIBIT 10.16

         The undersigned parties have executed this Agreement as of the day and year first above written.



                                           OBJECTSPACE, INC.



                                           By: /s/ DAVID NORRIS
                                               ---------------------------
                                                   David Norris, President

                                           /s/ GRAHAM GLASS
                                           ----------------------------
                                           Graham Glass